NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, February 11, 2010

POINT.360 ANNOUNCES SECOND QUARTER AND FIRST HALF RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and six month periods ended December 31, 2009.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We continue to make progress toward the completion of the Movie>Q proof of concept research and development project.  During the second fiscal quarter, we purchased intellectual property and designs for Movie>Q’s automated inventory management system which will accept orders, retrieve and dispense inventory (DVD’s, games and CDs) to the customer.  Each 50 to 55-foot long system will house up to 15,000 units and will be accessible through eight customer interface centers (terminals).  The project is on time and within budget for a third fiscal quarter opening.”

Mr. Bagerdjian continued: “Our other just-completed R&D project for the core business is for a new proprietary service designed to remove undesired grain, video and camera noise from new and legacy content.  Initial tests have been very encouraging, and service is now available.”

The Company indicated that sales were down from the prior year’s quarter and that the reported loss included R&D costs related to the above projects.

Revenues

Revenue for the quarter ended December 31, 2009 totaled $10.3 million compared to $11.8 million in the same quarter last year.  Revenues for the six months ended December 31, 2009 were $19.7 million, down from $23.4 million last year.  The decline reflects a slowdown in work from several major studio customers and the effects of the move of one of our facilities.

Gross Margin

In the second quarter of fiscal 2010, gross margin was $3.3 million (32% of sales), compared to $3.9 million (34% of sales) in the prior year’s second quarter.  For the six months ended December 31, 2009, gross margin was $5.3 million (27% of sales) compared to $7.9 million (34% of sales) last year.

Selling, General and Administrative and Other Expenses

For the second quarter of fiscal 2010, SG&A expenses were $3.7 million, or 36% of sales, compared to $4.0 million, or 34% of sales, in the second quarter of last year. For the six months ended December 31, 2009, SG&A expenses were $7.5 (38% of sales) compared to $7.7 million (33% of sales) last year.  R&D costs in the current year three and six month periods were $0.3 million and $0.4 million, respectively.

Interest expense was $0.2 million and $0.4 million in the three and six month periods of fiscal 2010 compared to $0.2 million and $0.3 million, respectively last year due to additional mortgage debt.

Other income represents sublease income.

Operating Income (Loss)

Operating loss was $0.7 million in the second quarter of fiscal 2010 compared to break-even in last year’s second quarter.  Operating loss was $2.6 million in the first six months compared to operating income of $0.2 million in the same period last year.

Net Income (Loss)

For the second quarter of 2010, the Company reported a net loss of $0.8 million ($0.07 per share) compared to a net income of $0.1 million ($0.01 per share) in the same period last year.  In the six month period ended December 31, 2009, the Company reported a net loss of $2.7 million ($0.26 per share), compared to net income of $0.01 million, or $0.01 per share, last year.

Consolidated Statements of Income (Loss) (unaudited) *

The table below summarizes results for the three and six month periods ended December 31, 2008 and 2009:

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2009	2008	2009
Revenues	$11,802,000	$10,254,000	$23,358,000	$19,673,000
Cost of services	(7,820,000)	(6,981,000)	(15,458,000)	(14,341,000)

Gross profit	3,982,000	3,273,000	7,900,000	5,332,000
Selling, general and administrative expense	(4,001,000)	(3,704,000)	(7,709,000)	(7,493,000)
Research and development expense	-	(282,000)	-	(390,000)

Operating income (loss)	(19,000)	(713,000)	191,000	(2,551,000)
Interest expense	(195,000)	(227,000)	(325,000)	(449,000)
Interest income	20,000	-	44,000	9,000
Other income	213,000	187,000	215,000	266,000

Income (loss) before income taxes	19,000	(753,000)	125,000	(2,725,000)
(Provision for) benefit from income taxes	76,000	-	29,000	-

Net income (loss)	$95,000	$(753,000)	$154,000	$(2,725,000)

Earnings (loss) per share:
Basic:
Net income (loss)	$0.01	$(0.07)	$0.01	$(0.26)
Weighted average number of shares	10,437,323	10,491,166	10,470,947	10,321,794

Diluted:
Net income (loss)	$0.01	$(0.07)	$0.01	$(0.26)
Weighted average number of shares including the dilutive effect of stock options	10,437,787	10,491,166	10,471,473	10,321,794

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2009	Dec. 31, 2009
Working Capital	$9,754,000	$6,213,000
Property and equipment, net	20,417,000	19,865,000
Total assets	37,394,000	33,847,000
Current portion of long term debt	2,086,000	2,137,000
Long-term debt, net of current portion	10,844,000	9,761,000
Shareholder’s equity	18,009,000	15,911,000

*   The consolidated statements of income (loss) and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With seven locations in greater Los Angeles and New York, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service and (v) statements regarding new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.